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                                                                    EXHIBIT 9(g)

                  AMENDMENT NO. 2 TO TRANSFER AGENCY AGREEMENT
                  --------------------------------------------

     This Amendment, dated as of the 3rd day of February, 1992, is entered into between THE PNC(R) FUND (the "Fund"), a Massachusetts business trust, and PROVIDENT FINANCIAL PROCESSING CORPORATION ("the Transfer Agent"), a Delaware corporation which is an indirect wholly-owned subsidiary PNC Financial Corp.

     WHEREAS, the Fund and the Transfer Agent have entered into a Transfer Agency Agreement dated as of October 4, 1989, and amended on April 6, 1990 (the "Transfer Agency Agreement"), pursuant to which the Fund appointed the Transfer Agent to act as transfer agent, registrar and dividend disbursing agent to its investment portfolios;

     WHEREAS, the Fund wishes to retain PFPC as transfer agent, registrar and dividend disbursing agent with respect to shares of the Intermediate Government Portfolio, Value Equity Portfolio, Index Equity Portfolio, Special Equity Portfolio, Pennsylvania Tax-Free Income Portfolio, Ohio Tax-Free Income Portfolio, Pennsylvania Tax-Free Money Market Portfolio, Ohio Tax-Free Money Market Portfolio ("Portfolio(s)"), and any such future portfolio of the Fund as listed in Appendix C of the Transfer Agency Agreement with respect to which it desires to retain the Transfer Agent to act as transfer agent, registrar and dividend disbursing agent under the Transfer Agency Agreement; and

     WHEREAS, the Transfer Agent has notified the Fund that it is willing to serve as transfer agent for the Portfolios and any such other future portfolio as listed in Appendix C; and

     WHEREAS, the Fund's Board of Directors has approved the amendment effected by this Agreement.

     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. The second paragraph of the first page of the Transfer Agency Agreement is amended and restated to read in full as follows:

     "WHEREAS, the Fund desires to retain the Transfer Agent to serve as the Fund's transfer agent, registrar and dividend disbursing agent with respect to shares, par value $.001 per share (the "Shares"), of its Intermediate Government Portfolio, Value Equity Portfolio, Index Equity Portfolio, Special Equity Portfolio, Growth Equity Portfolio, International Equity Portfolio, Balanced Portfolio, Managed Income Portfolio, Tax-Free Income Portfolio, Pennsylvania Tax-Free Income Portfolio, Ohio Tax-Free Income Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio, Government Money Market Portfolio, Pennsylvania Tax-Free Money Market Portfolio, Ohio Tax-Free Money Market
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Portfolio ("Portfolios"), and any future portfolio of the Fund as listed in
Appendix C hereto, and the Transfer Agent is willing to furnish such services;"

     2.  Capitalized Terms.  From and after the date hereof, the following term
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as used in the Administration Agreement shall be deemed to include also the meaning specified herein: "Class" shall be deemed to include the Portfolios and such classes of shares as listed in Appendix C.

     3.  Miscellaneous.  Except to the extent supplemented hereby, the Transfer
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Agency Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

                                        THE PNC(R) FUND



                                (Seal)  By:___________________________
                                           Title:


                                        PROVIDENT FINANCIAL
                                        PROCESSING CORPORATION


                                (Seal)  By:___________________________
                                           Title: